EXHIBIT 99.1

ResCare Reports Second Quarter 2009 Results

                    Company Revises Annual Guidance

            Names Patrick G. Kelley Chief Operating Officer

LOUISVILLE, Ky., Aug. 6, 2009 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today announced results for the second quarter and six months ended June 30, 2009.

Second Quarter 2009 Financial Results

Revenues for the second quarter of 2009 increased 5% over the prior year period to $405 million. Income from continuing operations was $8.2 million, or $0.25 per diluted common share, compared with a loss from continuing operations of $1.6 million, or $0.06 per diluted common share, in the same period of 2008. The second quarter of 2009 included higher than planned pretax workers' compensation insurance costs of approximately $5.7 million ($3.5 million, net of tax, or $0.10 per diluted common share). The second quarter of 2008 included an after-tax charge of $14.9 million, or $0.45 per diluted common share, as a result of an increase in legal reserves.

Ralph G. Gronefeld, Jr., president and chief executive officer said, "We are disappointed that higher than expected workers' compensation insurance costs negatively impacted the second quarter, resulting in a revision to our 2009 guidance. Nevertheless, I am pleased that our core operations are performing well in a challenging environment. Strong cash flow for the first six months of the year enabled us to reduce debt by nearly $25 million. We are not immune to the impact of this economic cycle, but we are managing through it by growing revenue, preserving working capital and protecting our balance sheet, while continuing to be proactive with our payors. We continue to manage responsibly and position our company to take advantage of the opportunities for growth by using our strong cash flow and solid balance sheet. During our conference call, we will discuss the reasons for the increased workers' compensation costs and the manageable impact going forward."

2009 Guidance

The Company is revising its 2009 revenue guidance from the previous range of $1.61 billion to $1.67 billion to $1.60 billion to $1.63 billion, primarily due to the timing of potential acquisitions. The Company also is revising its guidance for diluted earnings per common share from continuing operations from the previous range of $1.52 to $1.58 to $1.30 to $1.34, primarily due to higher workers' compensation costs and lower expected full-year revenues.

Management Changes

The Company also announced today that Patrick G. Kelley, age 44, president of the Company's Community Services Group, will assume the newly created position of chief operating officer of ResCare, effective immediately. In this capacity, Mr. Kelley will oversee the Company's Community Services and Employment Training Services segments.

Mr. Gronefeld said, "Pat has been a part of ResCare for more than 20 years and has been instrumental in our success during that time. I am very excited to have him in this role."

The Company also announced that Paul G. Dunn, president of the Company's Employment Training Services segment, has resigned, effective September 3, 2009.

A listen-only simulcast of ResCare's second quarter 2009 conference call will be available on-line at www.rescare.com on August 7, 2009, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 46,000 dedicated employees serve daily more than 65,000 people in 39 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Forward-looking Statements in this release related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

                              RESCARE, INC.
                     Unaudited Financial Highlights
                  (In thousands, except per share data)

                                Three Months Ended   Six Months Ended
                                      June 30,            June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Income Statement Data:
 Revenues                       $405,263  $385,378  $796,090  $760,777
 Facility and program expenses   373,005   368,762   724,934   705,937
                                --------  --------  --------  --------
  Facility and program
   contribution                   32,258    16,616    71,156    54,840
 Corporate general and
  administrative                  15,282    14,629    30,831    29,450
 Other operating expense
  (income), net                     (389)       53      (403)     (193)
                                --------  --------  --------  --------
    Operating income              17,365     1,934    40,728    25,583
 Interest expense, net             4,180     4,503     8,503     9,097
                                --------  --------  --------  --------
  Income (loss) from
   continuing operations before
   income taxes                   13,185    (2,569)   32,225    16,486
 Income tax expense (benefit)      4,977    (1,000)   11,946     5,955
                                --------  --------  --------  --------
  Income (loss) from continuing
   operations                      8,208    (1,569)   20,279    10,531
 Loss from discontinued
  operations, net of tax              --      (103)       --      (157)
                                --------  --------  --------  --------
 Net income (loss) - including
  noncontrolling interest          8,208    (1,672)   20,279    10,374
 Net loss - noncontrolling
  interest                          (135)       --      (419)       --
                                --------  --------  --------  --------
 Net income (loss) -
  ResCare, Inc.                    8,343    (1,672)   20,698    10,374
 Net income attributable to
  preferred shareholders           1,194        --     2,966     1,496
                                --------  --------  --------  --------
 Net income attributable to
  common shareholders           $  7,149  $ (1,672) $ 17,732  $  8,878
                                ========  ========  ========  ========
 Basic earnings (loss) per
  common share:
  From continuing operations    $   0.25  $  (0.06) $   0.62  $   0.32
  From discontinued operations        --        --        --     (0.01)
                                --------  --------  --------  --------
   Basic earnings (loss) per
    common share                $   0.25  $  (0.06) $   0.62  $   0.31
                                ========  ========  ========  ========
 Diluted earnings (loss) per
  common share:
  From continuing operations    $   0.25  $  (0.06) $   0.62  $   0.32
  From discontinued operations        --        --        --     (0.01)
                                --------  --------  --------  --------
   Diluted earnings (loss) per
    common share                $   0.25  $  (0.06) $   0.62  $   0.31
                                ========  ========  ========  ========
 Weighted average number of
  common shares:
  Basic                           28,795    28,466    28,751    28,401
  Diluted                         28,795    28,466    28,751    28,531

 EBITDA (1)                     $ 23,683  $  7,541  $ 53,882  $ 36,426

 --------------------
 (1) EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the
     United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.
     EBITDA is also used in measurements under certain covenants contained in the Company's credit agreement. A reconciliation of income from continuing operations to EBITDA is included on the next page of this release.

                               RESCARE, INC.
                 Unaudited Financial Highlights (continued)
                              (In thousands)

                                Three Months Ended   Six Months Ended
                                      June 30,            June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Reconciliation of Income from
  Continuing Operations to
  EBITDA:
 Income (loss) from continuing
  operations                    $  8,208  $ (1,569) $ 20,279  $ 10,531
 Add: Interest, net                4,180     4,503     8,503     9,097
      Depreciation and
       amortization                6,318     5,607    13,154    10,843
      Income tax expense
       (benefit)                   4,977    (1,000)   11,946     5,955
                                --------  --------  --------  --------
 EBITDA                         $ 23,683  $  7,541  $ 53,882  $ 36,426
                                ========  ========  ========  ========

                                                    June 30,  Dec. 31,
                                                      2009      2008
                                                    --------  --------
 Balance Sheet Data:
                                 ASSETS

 Cash and cash equivalents                          $ 15,613  $ 13,594
 Accounts receivable, net                            230,253   230,976
 Other current assets                                 47,379    46,913
                                                    --------  --------
  Total current assets                               293,245   291,483
 Property and equipment, net                          82,771    84,157
 Goodwill                                            485,984   476,196
 Other assets, net                                    62,137    62,307
                                                    --------  --------
                                                    $924,137  $914,143
                                                    ========  ========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities                                $155,665  $155,921
 Other long-term liabilities                          75,717    65,959
 Long-term debt                                      231,817   255,386
 Shareholders' equity                                460,938   436,877
                                                    --------  --------
                                                    $924,137  $914,143
                                                    ========  ========

                              RESCARE, INC.
                 Unaudited Financial Highlights (continued)
                               (In thousands)

                                                     Six Months Ended
                                                          June 30,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------
 Cash Flow Data:
 Net income - including noncontrolling interest     $ 20,279  $ 10,374
 Adjustments to reconcile net income, including
  noncontrolling interest, to cash provided by
  operating activities:
  Depreciation and amortization                       13,154    10,843
  Amortization of discount                               606       592
  Share-based compensation                             2,488     2,233
  Deferred income taxes                                4,932    (1,997)
  Excess tax benefits from share-based compensation       --      (851)
  Provision for losses on accounts receivable          3,927     3,519
  Gain on purchase of business                          (559)       --
  Loss (gain) on sale of assets                           53       (49)
  Changes in operating assets and liabilities          1,939     7,017
                                                    --------  --------
   Cash provided by operating activities              46,819    31,681
                                                    --------  --------

 Cash flows from investing activities:
  Purchases of property and equipment                 (7,251)   (9,383)
  Acquisitions of businesses                         (12,723)  (20,840)
  Proceeds from sale of assets                           146       535
                                                    --------  --------
   Cash used in investing activities                 (19,828)  (29,688)
                                                    --------  --------

 Cash flows from financing activities:
  Debt (repayments) borrowings, net                  (24,677)    8,172
  Debt issuance costs                                    (36)      (98)
  Excess tax benefits from share-based compensation       --       851
  Proceeds received from exercise of stock options       360       962
  Employee withholding payments on share-based
   compensation                                       (1,282)   (1,442)
                                                    --------  --------
   Cash (used in) provided by financing activities   (25,635)    8,445
                                                    --------  --------
  Effect of exchange rate on cash and cash
   equivalents                                           663       (40)
                                                    --------  --------
  Increase in cash and cash equivalents             $  2,019  $ 10,398
                                                    ========  ========

                              RESCARE, INC.
                Unaudited Financial Highlights (continued)
                          (Dollars in thousands)

                                Three Months Ended   Six Months Ended
                                      June 30,            June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Segment Data:
 Revenues:
  Community Services            $290,627  $273,728  $572,050  $542,600
  Job Corps Training Services     40,825    40,623    81,412    82,318
  Employment Training Services    59,224    58,426   114,290   111,501
  Other                           14,587    12,601    28,338    24,358
                                --------  --------  --------  --------
  Consolidated                  $405,263  $385,378  $796,090  $760,777
                                ========  ========  ========  ========
 Operating Income (Loss):
  Community Services (1)        $ 24,750  $  4,941  $ 56,857  $ 34,524
  Job Corps Training Services      2,930     2,777     6,106     5,862
  Employment Training Services     2,999     7,292     7,602    12,210
  Other                            1,666     1,565       785     2,400
  Corporate general and
   administrative                (14,980)  (14,641)  (30,622)  (29,413)
                                --------  --------  --------  --------
  Consolidated (1)              $ 17,365  $  1,934  $ 40,728  $ 25,583
                                ========  ========  ========  ========
 Operating Margin:
  Community Services (1)            8.5%      1.8%      9.9%      6.4%
  Job Corps Training Services       7.2%      6.8%      7.5%      7.1%
  Employment Training Services      5.1%     12.5%      6.7%     11.0%
  Other                            11.4%     12.4%      2.8%      9.9%
  Corporate general and
   administrative                  (3.7%)    (3.8%)    (3.8%)    (3.9%)
  Consolidated (1)                  4.3%      0.5%      5.1%      3.4%
 -----------------

 (1)  The 2008 periods include a pre-tax charge of $24.4 million, recorded as a result of the Company's increasing its legal reserves due to adverse developments on four lawsuits.

CONTACT: ResCare, Inc.
         David W. Miles, Chief Financial Officer
           502-394-2137
         Derwin A. Wallace, Director of Investor Relations
           502-420-2567